Rowan Reports First Quarter 2012 Operating Results

HOUSTON, May 2, 2012 /PRNewswire/ -- For the three months ended March 31, 2012, Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $55.5 million or $0.45 per share, compared to $26.8 million or $0.21 per share in the first quarter of 2011. Net income totaled $49.5 million or $0.40 per share in the first quarter of 2012, compared to $32.1 million or $0.25 per share in the first quarter of 2011.

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Rowan's revenues were $333.5 million in the first quarter of 2012, up by 62% over the prior-year quarter due primarily to incremental activity from fleet additions and higher utilization of existing rigs between periods. The Company's operating income was $64.8 million in the first quarter of 2012, up by 81% over the prior-year quarter.

Costs and expenses during the first quarter of 2012 included $4.6 million of unusual or one-time items, or $0.02 per share after tax, from a write-down of the carrying value of steel remaining from a jack-up rig construction project cancelled in 2009 and transactional costs of the Company's corporate redomestication.

Matt Ralls, President and Chief Executive Officer, commented, "During the first quarter, we continued to see solid demand and increasing day rates for high specification jack-ups in most markets. We were pleased to increase our Southeast Asia presence with commitments for two additional rigs, which will bring us to four rigs in the region. Despite the short-term impact of rig relocations on operating results, we will continue to opportunistically redeploy our assets to maximize long-term returns.

"On the ultra-deepwater front, we are receiving very positive reactions from potential customers to our deepwater management team and the design of our drillships. Recent ultra deepwater contract fixtures have been very encouraging, and we remain confident in our decision to enter this market and in our ability to obtain attractive term contracts with customers seeking the superior operating capabilities these rigs will offer."

Rowan will conduct its earnings conference call on Wednesday, May 2, 2012, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan will enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger (and related transactions) and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS Unaudited (In Millions)

	MARCH 31,	DECEMBER 31,
	2012	2011

ASSETS

Cash and cash equivalents	$ 342.5	$ 438.9
Restricted cash	10.6	-
Accounts receivable	331.3	283.6
Other current assets	66.9	71.6
Assets of discontinued operations	25.4	27.6
Total current assets	776.7	821.7
Property, plant and equipment - net	5,726.8	5,678.7
Other assets	97.8	97.4
TOTAL	$ 6,601.3	$ 6,597.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 226.1	$ 45.0
Accounts payable	87.9	111.1
Other current liabilities	136.7	167.3
Liabilities of discontinued operations	21.3	25.0
Total current liabilities	472.0	348.4
Long-term debt	896.1	1,089.3
Other liabilities	851.7	834.1
Stockholders' equity	4,381.5	4,326.0
TOTAL	$ 6,601.3	$ 6,597.8

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS
	ENDED MARCH 31
	2012	2011

REVENUES	$ 333.5	$ 206.0

COSTS AND EXPENSES:
Operations	182.1	111.3
Depreciation and amortization	59.0	38.1
Selling, general and administrative	23.1	20.8
Gain on disposals of property and equipment	(0.1)	-
Material charge and other expenses	4.6	-
Total	268.7	170.2
INCOME FROM OPERATIONS	64.8	35.8
Net interest and other income (expense)	(9.8)	(6.4)
INCOME BEFORE INCOME TAXES	55.0	29.4
Provision (credit) for income taxes	(0.5)	2.6
NET INCOME FROM CONTINUING OPERATIONS	55.5	26.8
Discontinued operations, net of tax	(6.0)	5.3
NET INCOME	$ 49.5	$ 32.1

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.45	$ 0.21
Discontinued operations, net of tax	$ (0.05)	$ 0.04
Net income	$ 0.40	$ 0.25

AVERAGE DILUTED SHARES	123.8	127.2

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	THREE MONTHS
	ENDED MARCH 31
	2012	2011
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 49.5	$ 32.1
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	59.0	49.4
Deferred income taxes	(0.1)	0.9
Gain on disposals of assets	(0.1)	(2.0)
Other - net	(7.7)	(14.9)
Net changes in current assets and liabilities	(50.5)	42.8
Net changes in other noncurrent assets and liabilities	13.1	5.6
Net cash provided by operations	63.2	113.9

Investing activities:
Property, plant and equipment additions	(138.1)	(361.1)
Proceeds from disposals of property, plant and equipment	0.9	2.7
Increase in Restricted cash	(10.6)	0.4
Net cash used in investing activities	(147.8)	(358.0)

Financing activities:
Repayments of borrowings	(12.3)	(12.3)
Proceeds from equity compensation plans and other	0.5	8.6
Net cash used in financing activities	(11.8)	(3.7)

DECREASE IN CASH AND CASH EQUIVALENTS	(96.4)	(247.8)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	438.9	437.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 342.5	$ 189.7

ROWAN COMPANIES, INC.
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2012	2011	2011

OFFSHORE RIG DAYS:
Operating	2,088	1,810	1,477
Shipyard/transit	300	444	576
Stacked and other downtime	388	415	218

Total available	2,776	2,669	2,271

Utilization	75%	68%	65%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs	$ 118.2	$ 114.2	$ 118.2
Middle East rigs	145.8	137.6	128.7
North Sea rigs	227.7	218.6	182.5
All offshore rigs	156.5	149.9	136.4

CONTACT: Suzanne M. Spera, Director of Investor Relations, +1-713-960-7517, sspera@rowancompanies.com